Exhibit 21.1

BAKER HUGHES INCORPORATED

SIGNIFICANT SUBSIDIARIES

December 31, 2011

Subsidiary	Jurisdiction	Percentage Ownership
Western Atlas, Inc.	Delaware	100%
Baker Hughes Oilfield Operations, Inc.	California	(1)
Baker Hughes International Branches, Inc.	Delaware	(2)
Baker Hughes EHHC, Inc.	Delaware	100%
BH International Holdings C.V.	The Netherlands	100%
BH Nederland 3 C.V.	The Netherlands	100%
RH Holdings 5 C.V.	The Netherlands	100%
Baker Hughes International Coöperatief U.A.	The Netherlands	100%
Baker Hughes Holdings I B.V.	The Netherlands	100%
Baker Hughes Luxembourg Holdings S.C.A.	Luxembourg	(3)
Baker Hughes Nederland Holdings B.V.	The Netherlands	100%
Baker Hughes EHO Limited	Bermuda	100%
Baker Hughes Limited	United Kingdom	100%
Baker Hughes Canada Holdings B.V.	The Netherlands	100%
Baker Hughes Canada Company	Nova Scotia	100%
Baker Hughes Finance Int’l S.r.l.	The Netherlands	(4)
Baker Hughes Norge A/S	Norway	(5)
Baker Hughes Asia Pacific Limited	Cayman Islands	100%
Baker Hughes de Colombia Ltd.	Bermuda	100%
Baker Hughes (Nederland) B.V.	The Netherlands	100%
Baker Hughes (Deutschland) Holdings GmbH	Germany	100%
Baker Hughes INTEQ GmbH	Germany	(6)
Baker Hughes Luxembourg S.a.r.l.	Luxembourg	100%
Oilfield Tool Leasing	United Kingdom	100%
BJ Services International Sarl	Luxembourg	100%
Baker Petrolite Corporation	Delaware	100%

(1) Baker Hughes Oilfield Operations, Inc.
Western Atlas Inc.	93.98%
Other subsidiaries	6.02%
(2) Baker Hughes International Branches, Inc.
Baker Hughes Oilfield Operations, Inc.	96.65%
Other subsidiaries	3.35%
(3) Baker Hughes Luxembourg Holdings S.C.A.
Baker Hughes Holdings I B.V.	57.96%
Other Subsidiaries	42.04%
(4) Baker Hughes Finance International S.r.l.
Baker Hughes Canada Company	99.90%
Other subsidiaries	0.10%
(5) Baker Hughes Norge A/S
Bake Hughes Finance International S.r.l.	52.00%
Other subsidiaries	48.00%
(6) Baker Hughes INTEQ GmbH
Baker Hughes (Deutschland) Holdings GmbH	99.00%
Other subsidiaries	1.00%